Exhibit 10.12

SUMO LOGIC, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Sumo Logic, Inc. (the “Company”) believes that the granting of equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity compensation such Outside Director receives under this Policy.

This Policy will be effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities (the “Registration Statement”) (such date, the “Effective Date”).

1.	EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 1 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a.    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

b.    Initial Award. Subject to Section 6 of this Policy, each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units (an “Initial Award”) covering a number of Shares having a Value (as defined below) equal to $300,000, rounded down to the nearest whole Share. The Initial Award will be made on the first day that the primary stock exchange upon which the Common Stock is listed is open for trading (each, a “Trading Day”) on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (such grant date, the “Initial Award Grant Date”). If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Subject to Section 2 of this Policy, each Initial Award will vest as to 1/3rd of the restricted stock units (“RSUs”) subject to the Initial Award on the first Quarterly Vesting Date (as defined below) that is on or after the one (1)-year anniversary of the Initial Award Grant Date (the “First Vesting Date”) and as to 1/3rd of the RSUs on each annual anniversary of the First Vesting Date thereafter, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

For purposes of this Policy, “Quarterly Vesting Date” will mean the first Trading Day on or after each of March 15, June 15, September 15, or December 15.

c.    Annual Award. Subject to Section 6 of this Policy, on the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting” and the date of such Annual Meeting, the “Annual Meeting Date”), each Outside Director will be automatically granted an award of RSUs (an “Annual Award”) covering a number of Shares having a Value equal to the Annual Award Value (as defined below), rounded down to the nearest whole Share; provided, however, that an Outside Director who has not been a Director for at least six (6) months prior to the applicable Annual Meeting Date will receive an Annual Award covering a number of Shares having a Value equal to the total Additional Value (as defined below) only, rounded down to the nearest whole Share.

Subject to Section 2 of this Policy, each Annual Award will vest on the earlier of (i) the one (1)-year anniversary of the date the Annual Award is granted (such grant date, “the Annual Award Grant Date”), or (ii) the day prior to the Annual Meeting Date next following the Annual Award Grant Date, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

The “Annual Award Value” will equal the sum of the Base Value (as defined below) plus the total Additional Value received by the Outside Director and will be calculated on the Annual Award Grant Date.

The Base Value will equal $180,000.

Each Outside Director who serves as a member of the Board, Lead Independent Director, chair, or member of a committee of the Board will receive “Additional Value” for each position the Outside Director holds as of the Annual Meeting Date as follows:

Member of the Board	$30,000
Lead Independent Director:	$15,000
Chair of Audit Committee:	$20,000
Member of Audit Committee (other than the Chair of the Audit Committee):	$10,000
Chair of Compensation and Talent Committee:	$20,000
Member of Compensation and Talent Committee (other than the Chair of the Compensation and Talent Committee):	$10,000
Chair of Corporate Governance and Nominating Committee:	$7,500
Member of Corporate Governance and Nominating Committee (other than the Chair of the Corporate Governance and Nominating Committee):	$4,000

The total Additional Value for an Outside Director will be calculated based on the positions held by the Outside Director as of the Annual Meeting Date. Once calculated, the total Additional Value and the Value of the Annual Award will not be adjusted for any changes to the positions held by the Outside Director after the Annual Award Grant Date and before the next Annual Meeting Date.

For purposes of example only, on the Annual Meeting Date, an Outside Director, who has served on the Board for over six (6) months, serves as the chair of the Audit Committee and a member of the Compensation and Talent Committee. On the Annual Award Grant Date, the Outside Director will receive an Annual Award with a Value equal to the Annual Award Value of $240,000 (the sum of the Base Value ($180,000) plus the sum of the Additional Value received as a member of the Board ($30,000), chair of the Audit Committee ($20,000), and member of the Compensation and Talent Committee ($10,000)).

For further purposes of example only, assume the same facts as in the previous example, but assume the Outside Director joined the Board in the month prior to the Annual Meeting Date. On the Annual Award Grant Date, the Outside Director will receive an Annual Award with a Value equal to $60,000 (the sum of the Additional Value received as a member of the Board ($30,000), chair of the Audit Committee ($20,000), and member of the Compensation and Talent Committee ($10,000)).

The Board in its discretion may change and otherwise revise the terms of the compensation granted under this Policy, including, without limitation, the amount of the Base Value and the Additional Value(s), on or after the date the Board determines to make any such change or revision.

d.    Value. For purposes of this Policy, “Value” will equal the product of (i) the average closing sales price of one Share for the twenty (20) consecutive Trading Days ending on the fifth (5th) Trading Day prior to the grant date of the Award as reported in The Wall Street Journal or another source that the Board deems reliable, and (ii) the aggregate number of Shares subject to the Award, as applicable.

2.	CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director outstanding Company equity awards will be treated in accordance with the terms of the Plan.

3.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.

4.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.	LIMITATIONS

No Outside Director may be granted, in any Fiscal Year, combined cash payments and Awards (based on the Value of the Awards) greater than $1,000,000. Any Awards or other compensation granted to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 6.

7.	SECTION 409A

In no event will expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the expenses are incurred, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.	REVISIONS

The Board or any Committee designated by the Board may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation and Talent Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.